Exhibit 10.9.5
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of May 6, 2002, by and between Paul Boyd (“Employee”) and IdleAire Technologies Corporation, a Delaware corporation (“Employer”), but effective as of the Effective Date.
Recital
     Employee and Employer desire to enter into an agreement to set forth the terms and conditions of Employee’s employment with Employer.
Agreement
     In consideration of the promises and the mutual covenants hereinafter set forth, the parties agree as follows:
     1. Definitions. For purposes of this Agreement, the following terms, including both the singular and the plural and whether or not capitalized, shall have the meanings assigned to them below, as follows:
          (a) “Affiliate” means with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.
          (b) “Business” means the business of Employer on the date first above written, consisting of providing HVAC, communication and other convenience services to parked vehicles.
          (c) “Competitive Activity” means any business or activity of Employee or any third party that is the same as the Business or competitive with the Business.
          (d) “Confidential Information” means all confidential information and trade secrets of the Employer, as generally understood pursuant to customary business practices of similarly situated companies, Employer and their Affiliates including, without limitation, the following: the identity, written lists, or descriptions of any customers, vendors, referral sources or Organizations; financial statements, cost reports, or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; fee structures; and management systems, policies or procedures, including related forms and manuals. “Confidential Information” shall not include any information or knowledge which: (a) is in the public domain other than by Employee’s breach of this Agreement; (b) is disclosed to Employee lawfully by a third party who is not under any obligation of confidentiality; or (c) is now or hereafter becomes generally known in the industry of Employer other than by Employee’s breach of this Agreement.
          (e) “Effective Date” means the date set forth in Section 3 hereof.
          (f) “Noncompete Period” means the period beginning on the date hereof and ending on the second anniversary of the date of the termination of Employee’s employment under any provision of Section 7.
          (g) “Nonsolicitation Period” means the period beginning on the date hereof and ending on the second anniversary of the date of the termination of Employee’s employment under any provision of Section 7.
          (h) “Organization” means any organization that has contracted with Employer for the performance of services in connection with the Business.
          (i) “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government body.
          (j) “Purchaser” means any individual or entity that purchases all or substantially all the shares of capital stock or assets of Employer, or any entity with which Employer merges.
          (k) “Trade Area” means the United States of America.
     2. Employment. Employer hereby employs Employee and Employee hereby accepts such employment by Employer on the terms and conditions set forth in this Agreement.
     3. Term. The term of this Agreement (the “Term”) shall commence on June 1, 2002 (“Effective Date”) and shall continue until the anniversary thereof, unless sooner terminated as provided for herein; provided, however, that this Agreement may be renewed at Employer’s option for additional one year periods (each a “Renewal Term”) on the anniversary of the Effective Date and on each additional anniversary thereafter by Employer’s delivery of written notice at least sixty (60) days prior to the expiration of the Term or any Renewal Term. Either Employee or Employer may terminate this Agreement with or without Cause as provided in Section 7 below. Upon termination of Employee’s employment with Employer pursuant to the terms contained in this Agreement, Employer shall have no further liability to Employee with respect to this Agreement except for compensation, fringe benefits and perquisites accrued and unpaid on the date of such termination and except as otherwise specifically set forth herein. Upon termination of this Agreement by Employee pursuant to the terms contained in this Agreement, Employee shall have no further liability to Employer with respect to this Agreement except for the covenants of the Employee contained in Sections 8 and 9 herein which survive the term of this Agreement and except as specifically set forth herein.

     4. Position, Duties and Place of Performance. Employee agrees to serve as Chief Financial Officer for the Employer or in such other capacities on behalf of Employer of reasonably similar levels and duties as designated by Employer’s Board of Directors (“Board”). Employee shall perform those duties, if so requested, which are consistent with such position.
     5. Time and Efforts Devoted. During the term of this Agreement, Employee shall devote all of his business time, energy, best efforts and attention to the business and affairs of Employer and shall not engage, directly or indirectly, in any other business or businesses without the consent of Employer.
     6. Compensation; Benefits and Perquisites.
          (a) Compensation. For all services rendered by Employee during the Term, Employer shall pay Employee a base salary of $5000.00 per bi-weekly pay period ($130,000 on an annualized basis), payable in equal installments and regular intervals at least monthly.
          (b) Benefits and Perquisites. Employee shall be entitled to the following benefits and perquisites and such other benefits as may be mutually agreed by Employer and Employee in writing from time to time during the Term: (i) payment of Employee’s reasonable business travel and other business expenses in accordance with employer’s applicable policies, provided Employee properly accounts therefor in accordance with such policies; (ii) paid vacation, holidays and sick leave in accordance with Employer’s policies; and (iii) all other applicable Employee benefits, including, if applicable, medical, dental and disability insurance, profit sharing and other benefits plans of Employer or its Affiliates, each in accordance with Employer’s policies.
     7. Termination of Employment.
          (a) Termination Events. Employee’s employment under this Agreement, and the Term, shall terminate and neither party shall have any further rights or obligations under this Agreement (except for the rights and obligations under those sections of this Agreement which are continuing and shall survive such termination), on the earliest to occur of the following events:
               (i) The sixtieth (60th) day following Employer’s receipt of notice of termination from Employee.
               (ii) The sixtieth (60th) day following Employee’s receipt of notice of termination without Cause from Employer.
               (iii) On the expiration date of the Term or any Renewal Term which is not renewed pursuant to Section 3 above.
               (iv) The death of Employee.
               (v) Upon written notice to Employee by Employer, effective as of the date of such notice, if Employee shall have become permanently disabled. For purposes of this Agreement, the term “permanently disabled” shall mean Employee’s incapacity due to physical or mental illness such that she is or will be unable to perform the essential functions of his previously assigned duties for a period of at least six (6) continuous months where such incapacity has been determined to exist by either (x) Employer’s disability insurance carrier or (y) by the Board in good faith based on competent medical advice. Any such termination for disability shall be only as expressly permitted by the Americans with Disabilities Act.
               (vi) The termination of Employee by Employer for “Cause” (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean and include, subject to the limitations described below, any wrongful act or omission which constitutes: (A) Employee’s material neglect, refusal or failure to diligently perform any lawful direction of Employer or comply with any other material obligation of Employee under this Agreement, as determined in good faith by the Board or Employer’s Chairman and such direction or obligation has not been cured within ten (10) days after written notice to Employee of such neglect, refusal, failure or noncompliance; (B) Employee’s conviction of any crime involving moral turpitude or any felony; (C) Employee’s commission of an act of theft or fraud in connection with his duties hereunder; (D) Employee engaging in any discrimination or sexual harassment with respect to Employees, customers or vendors of the Employer, the Employer or their Affiliates; (E) Employee’s gross negligence or willful misconduct in connection with the performance of his duties hereunder; or (F) any material violation of Sections 8 or 9 hereof by Employee.
          (b) Payments after Termination. In the event Employer terminates Employee’s employment during the Term without Cause pursuant to Section 7(a)(ii) above, Employee shall have no further rights or claims against the Employer, the Employer, or their Affiliates except for (i) the right to continue to be entitled to receive the base compensation under Section 6(a) above for a period of ten (10) months following the date of Employee’s termination (the “Severance Period”) payable ratably over the Severance Period in accordance with the Employer’s normal payroll practices; (ii) reimbursement of all business expenses incurred by the Employee prior to the date of termination; and (iii) the right to continue to receive during the Severance Period all medical, dental or other health and welfare benefits provided to Employee during the Term; provided, however, that such benefits shall cease to the extent Employee receives similar benefits from any business which employs Employee during the Severance Period. In the event of termination of the Employee’s employment for any reason other than by Employer without Cause pursuant to Section 7(a)(ii) above, neither Employee nor his beneficiary or estate will have any further rights or claims against the Employer, the Employer or their Affiliates except for (i) the unpaid portion of the base compensation through the date of termination, (ii) reimbursement of all business expenses incurred by the Employee prior to such date; and (iii) in the event of Employee’s death or permanent disability, all rights of Employee under the terms of any Employee benefit plans or insurance policies of Employer applicable to Employee.

          (c) Return of Employer’s Property. Employee agrees that, upon the termination of this Agreement, Employee will immediately surrender to the Employer all of the Employer’s property, including, without limitation, equipment, funds, lists, manuals, books, records or other Confidential Information (including all copies of the foregoing) in the possession of, or provided to, Employee.
     8. Confidential Information and Goodwill; Inventions. Employee acknowledges and agrees as follows:
          (a) As a necessary function of Employee’s employment hereunder, Employee may have access to and utilize Confidential Information which constitutes a valuable and essential asset of Employer’s business;
          (b) Employer’s relationship with its Employees and the recognition of Employer as a provider of efficient and effective services in the Business are valuable and essential elements of the goodwill of Employer; and
          (c) All inventions, innovations, developments, improvements, methods, designs, analyses, drawings, software, reports and all similar or related information (whether or not patented or patentable) developed by Employee which (i) directly or indirectly relate to the Employer, the Employer or their Affiliates or the Business, or (ii) result from any work performed by Employee while employed by Employer, the Employer or their Affiliates shall belong to the Employer and its Affiliates. Employee shall promptly disclose all such inventions to Employer’s Chairman and perform all actions reasonably requested by Employer’s Chairman (whether during or after the Term or any Renewal Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
     9. Noncompetition, Nonsolicitation Protection of Confidential Information. Employee covenants and agrees as follows:
          (a) Noncompetition. At any time during the Noncompete Period, he will not, as an officer, director, Employee, shareholder, owner, consultant, principal, agent, trustee or through the agency of any corporation, partnership, association or agent or agency, except in his capacity as an Employee of Employer, participate or engage in the Business or any Competitive Activity in the Trade Area, and shall not be the owner, directly or indirectly, of more than five percent (5%) of the outstanding capital stock of any corporation, partnership or other business engaged in any Competitive Activity in the Trade Area.
          (b) Nonsolicitation.
               (i) At any time during the Nonsolicitation Period, Employee will not, except in his capacity as an Employee of Employer,
                    (A) directly or indirectly induce any customer of Employer, the Employer or their Affiliates to patronize any other individual or entity engaged in any Competitive Activity;

                    (B) service, canvass, solicit or accept any business from any customer of Employer, the Employer or their Affiliates for the purpose of competing with Employer, the Employer or their Affiliates;
                    (C) directly or indirectly request or advise any customer or supplier of Employer, the Employer or their Affiliates to withdraw, curtail or cancel such customer’s or supplier’s business with Employer, the Employer or their Affiliates; or
                    (D) directly or indirectly disclose to any other Person the name or address of any customer of Employer, the Employer or their Affiliates for the purpose of competing with Employer, the Employer or their Affiliates.
               (ii) At any time during the Nonsolicitation Period, Employee further agrees that she will not, either directly or indirectly, through any Person with which she is now or may hereafter become associated, solicit for employment or employ any person who is or was employed by Employer, the Employer or their Affiliates at any time within the one (1) year period immediately preceding such solicitation or employment without the written permission of the Employer.
          (c) Disclosure. During the Term and for a period of two (2) years after the termination of Employee’s employment hereunder for whatever reason, Employee will use good faith reasonable efforts to preserve as confidential and not to, either directly or indirectly, publish, release, disseminate, disclose or otherwise make available to any third party or use or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than Employer, any Confidential Information, except as (i) may be expressly authorized by Employer in its sole discretion, (ii) required during and in the course of Employee’s employment hereunder, or (iii) required by a judicial order or decree or governmental law or regulation.
          (d) Reasonable Restrictions. The restrictive covenants and agreements contained in this Section 9 are reasonable with respect to subject matter, length of time and geographic area, for the protection of the legitimate business interests of Employer, including, without limitation, Employer’s Confidential Information, goodwill and expectation of conducting its business without (i) competition from Employee in the Trade Area during the Noncompete Period and (ii) solicitation by Employee of Employer’s Employees, suppliers, customers or Business during the Nonsolicitation Period. Employee further acknowledges and agrees that the restrictive covenants and agreement contained in this Section 9 constitute a material inducement to Employer to enter into this Agreement.
          10. Remedies-Court Action. With respect to each breach or threatened breach of Section 9 of this Agreement and without waiver of any right or remedy which the Employer may elect to pursue with respect thereto, all remedies available at law or in equity, including specific performance and injunctive relief, may be pursued by the Employer at any time. The agreements and covenants contained in Section 9 shall not be held invalid or unenforceable because of the scope of the geographic area or actions subject thereto or restrictions imposed thereby, or the period of time within which such agreement or covenant is operative, but any judgment of a court of competent jurisdiction may reform or define the maximum geographic area and actions subject to and restricted by Section 9 and the period of time during which such agreement or covenant is enforceable.
          11. Captions and Number. The captions of the sections of this Agreement have been inserted for convenience of reference only and shall not affect the interpretation of this Agreement. Whenever it appears appropriate from the context, each term stated in either the singular or plural shall include both the singular and the plural.
          12. Assignment Neither this Agreement nor any rights or obligations hereunder may be assigned, transferred or delegated by either party without the prior written consent of the other party in his or its sole discretion, and any attempt to do so shall be void; provided, however, that Employer shall have the right to assign this Agreement or any of its rights or obligations hereunder to any Affiliate or Purchaser without the consent of Employee.
          13. Separate Agreements. This Agreement shall be deemed to consist of a series of separate covenants. Should a determination be made by a court of competent jurisdiction that the character, duration, or geographical scope of any provision of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Employer and Employee that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Employee which are reasonable in light of the circumstances as they then exist and as are necessary to assure the Employer of the intended benefit of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Employer of the intended benefit of this Agreement, then it is expressly understood and agreed by the Employer and Employee that those covenants which, if reformed in accordance with the terms of Section 10 above or eliminated, would permit the remaining separate covenants to be enforced in such proceeding, shall, for the purpose of such proceeding, be deemed reformed or eliminated from the provisions hereof (as applicable).
          14. Policies, Regulations and Guidelines for Employees. The Employer might issue policies, rules, regulations, guidelines, procedures, or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to Employer’s Employees. The parties acknowledge and agree that such materials are general guidelines for Employee’s information and shall not be construed to alter, modify or amend this Agreement for any purpose whatsoever.
          15. Amendment. No amendment of this Agreement shall be valid unless made in writing and signed by Employer and Employee.
          16. Entire Agreement; Agreement Confidential. This Agreement contains the entire agreement and understanding between Employer and Employee with respect to Employee’s employment and supersedes all prior agreements, whether written or oral, relating to Employee’s employment with Employer. No representations, inducements, or agreements have been made to induce either Employee or Employer to enter into this Agreement which are not expressly set forth herein. This Agreement is the sole source of rights and duties as between Employer and Employee relating to Employee’s employment by Employer. Except as required by law, Employee and Employer agree to use reasonable commercial efforts to maintain as confidential the terms of this Agreement.
          17. Notice. All notices, consents, requests, approvals or other communications in connection with this Agreement shall be in writing and shall be delivered personally or sent by certified, registered or express mail, postage prepaid, or by Federal Express or similar overnight courier service, or by facsimile transmission (with confirmation of transmission), and shall be deemed delivered on the date received. Unless changed by written notice pursuant hereto, the address of each party for the purposes hereof is as follows:
If to Employee:
Paul Boyd
7928 Stratton Drive
Knoxville, Tennessee 37919
Telephone:  (865) 690-2526
Facsimile:  (865) 690-2754
If to Employer:
Idleaire Technologies Corporation
900 South Gay Street, Suite 300
Knoxville, Tennessee 37902
Attention: James H. Price, Sr. Vice President and General Counsel
Telephone:           (865) 342-3640
Facsimile:           (865) 342-3650
          18. Law Governing. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE WITHOUT GIVING EFFECT TO THAT STATE’S CHOICE OF LAW RULES.
          19. Counterparts; Facsimile Execution. This Agreement may be executed (i) in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument, and (ii) by facsimile transmission of signature pages executed by each party, which shall be evidence of such party’s intention to be bound hereby, with duly signed originals to be exchanged by the parties in due course.
          20. Employee’s Representations and Warranties. Employee represents and warrants that she has full right and authority to enter into this Agreement and fully perform his obligations hereunder, that she is not subject to any non-competition agreement other than with Employer, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others. Employee further represents and warrants that she is not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, which would conflict with his obligation to use his best efforts to promote the interests of Employer or which would conflict with Employer’s business as conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Employer’s business as an officer, director or Employee by Employee will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Employee is now obligated.
     IMPORTANT: THIS AGREEMENT CONTAINS VERY IMPORTANT TERMS GOVERNING YOUR EMPLOYMENT WITH EMPLOYER. SECTION 9 CONTAINS PROVISIONS WHICH AFFECT YOUR ABILITY TO TAKE CERTAIN ACTIONS FOLLOWING THE TERMINATION OF THIS AGREEMENT. YOU SHOULD FEEL FREE TO SEEK ADVICE FROM YOUR ATTORNEY REGARDING ANY MATTER RELATING TO THIS AGREEMENT. BY EXECUTING THIS AGREEMENT, YOU ARE AFFIRMING THAT YOU HAVE HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT AND TO CONSULT WITH YOUR ATTORNEY IF YOU SO DESIRED, THAT YOU UNDERSTAND THE MEANING AND SIGNIFICANCE OF ALL OF ITS PROVISIONS, THAT NO REPRESENTATIONS OR PROMISES HAVE BEEN MADE TO YOU REGARDING YOUR EMPLOYMENT WHICH ARE NOT SET FORTH IN THIS AGREEMENT, AND THAT YOU ARE FREELY SIGNING THIS AGREEMENT TO OBTAIN EMPLOYMENT WITH EMPLOYER.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“EMPLOYEE”

/s/ Paul Boyd

Paul Boyd

“EMPLOYER”

IDLEAIRE TECHNOLOGIES CORPORATION

By:	/s/ James H. Price

Name:	James H. Price
Title:	Sr. VP and General Counsel